EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated January 26, 1998, which appears on page 20 of the 1997 Annual Report to Shareholders of GenRad, Inc., which is incorporated by reference in GenRad, Inc.'s Annual Report on Form 10-K for the year ended January 3, 1998. We also consent to the application of such report to the Financial Statement Schedule for the three years ended January 3, 1998 when such schedule is read in conjunction with the financial statements referred to in our report. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP
Boston, Massachusetts
June 19, 1998